Exhibit 99.1
Contact: Spencer Kurn
Senior Vice President, Investor Relations
Telephone: (617) 375-7517

AMERICAN TOWER CORPORATION PRICES SENIOR NOTES OFFERING

BOSTON, MASSACHUSETTS - May 19, 2026 - American Tower Corporation (NYSE: AMT) today announced the pricing of its registered public offering of senior unsecured notes due 2033 in an aggregate principal amount of €750.0 million (approximately $875.2 million). The 2033 notes will have an interest rate of 4.000% per annum and are being issued at a price equal to 99.663% of their face value.

The net proceeds of the offering are expected to be €742.7 million (approximately $866.7 million), after deducting underwriting discounts and estimated offering expenses. American Tower intends to use the net proceeds to repay existing indebtedness drawn under its $6.0 billion senior unsecured multicurrency revolving credit facility, to the extent it has been drawn upon in euros to repay €500.0 million aggregate principal amount of its 1.950% senior notes due 2026, and for general corporate purposes.

J.P. Morgan Securities plc, BNP PARIBAS, Citigroup Global Markets Limited, Crédit Agricole Corporate and Investment Bank, Merrill Lynch International and Mizuho International plc are acting as Joint Book-Running Managers for the offering.

This press release shall not constitute an offer to sell or a solicitation to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus and related prospectus supplement, which may be obtained by visiting the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, you may request these documents by calling J.P. Morgan Securities plc at +44-20 7134-2468 (non-U.S. investors) or J.P. Morgan Securities LLC collect at 1-212-834-4533 (U.S. investors), BNP PARIBAS at 1-800-854-5674, Citigroup Global Markets Limited at 1-800-831-9146, Crédit Agricole Corporate and Investment Bank at 1-866-807-6030, Merrill Lynch International at +44 (0)20 7995 3966 (non-U.S. investors) or 1-800-294-1322 (U.S. investors), or Mizuho International plc at +44 20 7248 3920.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of nearly 150,000 communications sites and a highly interconnected footprint of U.S. data center facilities. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in the Company’s forward-looking statements as a result of various factors, including those factors set forth under the caption “Risk Factors” in Item 1A of its most recent annual report on Form 10-K, and other risks described in documents the Company subsequently files from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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